Exhibit 99.2

A & P- Investor Conference Call

Moderator: William Moss
March 05, 2007
9:00 a.m. CT

Operator: Good morning, ladies and gentlemen, and welcome to the Great Atlantic & Pacific Tea Company's A&P announcement, as was announced earlier today. All lines will be in a listen only mode until the question and answer session. Today's teleconference is being recorded. If you object, please disconnect at this time. For your information, a Webcast is available on A&P's Web site at www.aptea.com. Again that is www. A- P, as in Peter, T - as in Tom, E-A.com. Chairing today's call will be William Moss, Vice President and Treasurer, who will read A&P's Safe Harbor disclaimer. Please go ahead, Mr. Moss.

William Moss: Good morning, everyone. This morning's conference call contains forward looking statements about the future performance of A&P and Pathmark and is based on management's assumptions and beliefs in light of information currently available. A&P and Pathmark assume no obligation to update the information contained.

These forward looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to, statements about the anticipated closing of the merger and the expected future business and financial performance of A&P and Pathmark resulting from and following the merger, competitive practices and pricing in the food industry generally and particularly in A&P and Pathmark's principal markets, A&P and Pathmark's relationship with their employees and future terms of collective bargaining agreements, the cost and other effects of legal and administrative cases and proceedings, the nature and extent of continued consolidation in the food industry, changes in the financial markets which may effect A&P and Pathmark's cost of capital and the ability of A&P and

Pathmark to access capital, supply and quality control problems with A&P and Pathmark's members, and changes in economic conditions which effect the buying patterns of A&P and Pathmark's customers.

                I will now turn the call over to A&P's Executive Chairman, Christian Haub.

Christian Haub: Thank you, Bill, and good morning everyone and welcome to our special conference call today. With me, as usual, are Eric Claus, our President and CEO, as well as Brenda Galgano, our Chief Financial Officer.

                Today is a momentous day in the history of A&P. This morning, we announced the combination with Pathmark which will create a more competitive and profitable supermarket chain in the Northeast. We've been talking about actively participating in the consolidation opportunities in the Northeast for some time and we are very excited about executing the Pathmark transaction. Pathmark truly represents a unique opportunity for us to control our destiny in the inevitable Northeast consolidation and that's why we acted upon it with focus and determination.

                This deal is the latest step in A&P's strategic transformation, which began in 2005 with the successful sale of A&P Canada and the leadership change at our US operations. Since then, under the leadership of Eric Claus, we've made substantial operating progress in our business by implementing a multiple format strategy built on proven and successful concepts that have driven positive sales and earnings, outsourcing distribution and gaining significant cost advantages and supply chain efficiencies, centralizing administration and reducing overhead costs dramatically. As a result, we have established a sound foundation to pursue strategic growth opportunities such as the combination with Pathmark.

                Our progress over the last 18 months has given us the confidence to pursue this transaction as the benefits of the combination convinced us that this is our best strategic alternative going forward. The benefits of this acquisition for A&P are numerous and exciting. We will achieve much improved market share positions in the New York and Philadelphia Metro markets, some of the countries largest consumer markets. We expect to realize significant synergies between both companies, which make this deal so tremendously compelling. When do you ever get the opportunity to buy a business where the anticipated synergies are higher than their actual EBITDA? And in turn, these synergies should make the combined entity operating profitably as soon as the integration is fully complete, which we believe will not take more than six months after closing. And of course, Eric and Brenda will further elaborate on the integration plans in a minute.

                It is our expectation that this combination will create a significant amount of shareholder value, based on the solid operating momentum both companies have achieved, the tremendous synergy potential and ultimately, the higher strategic value of the combined operations in the Northeast. We are thrilled to add Pathmark's excellent talent, it's exceptional store portfolio, it's formidable brand strength and it's fervent consumer reputation to that of A&P. We believe Pathmark will complete our consumer-centric going-to-market strategy with their particular success in urban and ethnically diverse markets. Pathmark will become an integral part of our breadth of offerings, including our Fresh, gourmet and discount concepts.

                This transaction could not have come at a more exciting time for our company. Since we embarked on our operational transformation 18 months ago, we have made tremendous progress in all aspects of our business and we are now ready to take on the challenge of a major integration of this size and importance.

I am also excited that Ron Burkle and Yucaipa have decided to take an ownership stake in the combined company. I highly respect his industry knowledge and expertise and all of his accomplishments in our industry over the last two decades. In all of his supermarket investments, he has always created significant value for shareholders and I look forward to his guidance and counsel in the coming years. I think his commitment to A&P is a major endorsement of this combination and it demonstrates his confidence in the future of the new A&P becoming a very successful and competitive retailer in the Northeast grocery industry.

                I will turn this call over to Eric and Brenda in a minute to explain the details of the transactions and the benefits of the company going forward. But let me emphasize that this move is truly in the best interest of both A&P and Pathmark. This step will enable both companies to achieve sustainable profitability more quickly than each company could have realized on it's own. It will turn two unprofitable companies operating in a highly fragmented market into a more competitive and even more importantly, profitable entity in the future.

               And I'll now turn it over to Eric.

Eric Claus: Good morning and - sorry - good morning and thank you, Christian.

                As Christian just pointed out, this is a momentous day in both A&P and Pathmark's history. The long road to this acquisition was paved with many sometimes challenging, yet strategic endeavors. Endeavors that put this company into a position to be able to enact a transaction such as this one. Dating back to the early 2000s, where massive technology investments were made giving us the advanced platform that we operate under today to the sale of A&P Canada, these strategic initiatives gave us the financial wherewithal needed to complete this transaction. This new A&P - Pathmark combination is a marriage that one could say is almost made in heaven.

                This is the combination of two very well known brands with a long heritage in the Northeast. Our formats are completely complimentary to each other and cover the entire demographic spectrum that we operate in. This new combination will serve the people of the Northeast well, creating a new company, one that will compete much more effectively against supermarkets, warehouse clubs, and other food retailers, benefiting from a lower cost structure and a lower cost of goods. The Pathmark brand will continue as it's own brand, banner and format. This format enhances A&P's current offerings by attracting and serving a different customer base. The consumer will not only benefit from our new collective store base, but over time, we will have the ability to interchange formats to best serve consumers in the markets in which we operate.

                We're also committed to providing the needed capital to modernize and update our collective store base over the next few years. This is a very exciting time for the people in both companies, creating a Northeast based food retailer that offers new and great opportunity for many of it's associates to grow their respective careers. We welcome the Pathmark team into the A&P family, a rejuvenated family of many creative, conceptual and exciting plans for growth that are already in the works.

                Of course, we recognize that this will not be easy for everyone. As with any acquisition of this nature, there does a come a consolidation of administrative functions and consequently, the loss of jobs. The Carteret administrative functions will be folded into and relocated to our Montvale, New Jersey headquarters. We expect this process to be complete within six months of the transaction completion date. Although there will be loss of administrative jobs, this deal will also create opportunity for some talented and dedicated associates. We are committed to making this process as pain free as possible with fair severance packages and assistance in job searches through qualified outplacement agencies.

                This A&P - Pathmark combination makes a whole lot of financial sense. The centralized Montvale operations will have the benefit not only of reducing administrative costs, but also of pooling our collective talents under one roof. This will also give us the edge in realizing on the projected cost of goods and services synergies that we forecast in our transaction model. One could speculate or question even, this timing of this transaction given that both companies are in a rebuilding (inaudible).

The fact is, however, that this combination could not have happened at a better time. This transaction leapfrogs both companies into a combination that will drive profitability very quickly. The fact is that both companies have positive sales and earnings improvement momentum and will greatly benefit from each others strength and talent. The annual synergies that we project from this transaction, once fully realized and over the two years of this combination, are in the $150 million range and come primarily from the following areas, administration, cost of goods sold, logistics, marketing and finally, goods and services.

                Another very important point to consider that makes this transaction so compelling is the following; although the transaction in itself is large and involves numerous systems, functional areas and thousands of people, it is actually far less complex than most transactions of this scale in the retail sector.

Now, why is that? Typically, the most complex parts of a transaction such as this are logistics and information technology. CNS is our third party logistics provider for both entities, greatly simplifying the whole process. Our information technology infrastructure is designed and has the capacity to simply fold the additional stores into our platform and we expect this to be complete in six months time.

                Additionally and on top of all of this, we anticipate a very quick integration period completed, again, in six months. This is also an end market acquisition, again, simplifying the transaction. We also operate three compatible and very distinct formats - sorry. The acquisition is within our core business and our systems and processes are already designed with this integration capability in place.

                In closing, this is an exciting day for all of the stakeholders in both companies. Many thousands of unionized and non-unionized people that work in both companies will have a much more stable company, one with a bright long term future. Millions of customers will benefit from a more competitive provider of their food, as well as their other household needs. The many patient shareholders of both companies will finally see the returns that should be expected of a company of this scale and in this industry. Our supply partners, they will benefit from a much more financially solid Northeast player, one that can bring down their administrative and logistical costs. This is an exciting day for all and we look forward to executing a successful strategic integration plan.

                I thank you and I'll now turn it over to Brenda.

Brenda Galgano: Thank you, Eric and good morning, all.

                As both Christian and Eric described, the combination of A&P and Pathmark is an excellent strategic fit. This is one situation where one plus one does equal three, as the combined company is likely to achieve greater value creation than either business would have been able to achieve on their own given the significant synergies to be realized. This also implies a greater sustainability of the value creation as either company could deliver on a stand alone basis.

                Of the $150 million of synergies, we expect more than half will be cost savings derived from the elimination of redundant functions between the two companies, mainly in administration. We also expect to realize synergies through the reduction of cost of goods sold from larger scale purchasing and use of best practices within merchandising. We expect to fully realize synergies quickly and achieve the full run rate on the administration and advertising savings within one year. The balance, mainly reductions in product costs, should be achieved within 18 to 24 months of the closing. I will provide updates as we progress.

                Total integration costs are estimated at approximately $115 million. This amount is comprised $85 million of expenses related to employment retention and other reorganization costs, costs associated with changing certain contracts and other integration related expenses. The remaining $30 million represents capital costs, mainly relating to IT systems conversion. These costs are expected to be incurred over the first 18 months after the close.

                We have already started integration planning and will focus much of our internal people resources in fiscal 2007 on detailed integration planning and preparation. This will ensure that we are prepared to execute the integration and realize synergies as quickly as possible after the close. The new business combination of A&P and Pathmark also requires us to develop a new view on capital expenditures between now and closing.

As such, we plan to temporarily adjust our capital program which will result in the reduction of capital expenditures by approximately 25 percent until the closing. With this reduction, we expect capital spend to be approximately $150 million in fiscal 2007. Once we complete the integration in 2009, we will ramp capital back to our normal levels and expect the synergies to support increasing levels of capital expenditures beyond 2009.

                As outlined in our press release, Pathmark shareholders will receive $9 in cash and 0.12963 shares of A&P stock for each share of Pathmark stock. In addition, the warrants of Yucaipa will be converted to A&P warrants on essentially the same terms. We have fully committed financing from Bank of America and Lehman Brothers of approximately $1.4 billion. This is comprised of a combination of senior secured debt and an ABL credit facility. This financing, along with other cash resources, including proceeds from the sale of a portion of our Metro holdings, will be adequate to fund this transaction and will result in a prudent capital structure. As synergies are realized, we expect to start paying down debt beginning in the second year after the close.

                I'd like to conclude by saying how excited I am to be involved with this transformational event which will improve our financial strength and profile. With pro forma revenue of $11 billion and EBITDA margins doubling from our current stand alone level within two years, we expect to achieve positive cash flow in fiscal 2008 and attain profitability within a year of the closing. We believe this combination will create significant value for both A&P and Pathmark shareholders.

                I will now turn it back to Christian.

Christian Haub: OK. Thank you, Brenda and Eric.

                In summary, this transaction is an important step in solidifying A&P's strategic position in the highly competitive Northeast marketplace. The benefits of this combination are clearly compelling; potential for achieving significant synergies, gaining improved positions in key Northeast markets, appealing to every consumer segment with targeted formats, creating significant shareholder value, support of two highly experienced and successful industry investors, Yucaipa and Tengelmann, and establishing a platform for investment and growth in a re-invigorated industry. Naturally, a lot of work remains to bring this transaction to fruition. We have to receive clearance from FTC and the individual states, we have carefully planned the integration, and we have ensured both companies operating momentum continues on their positive track until close.

                In conclusion, let me say how personally gratifying it is to see this great company with it's rich history once again embark on a growth path. Let me also express my thanks to the Board of Directors of both companies for their support and most importantly, to the entire team that has worked tirelessly over the last few months to get us to this point. As you can imagine, our entire organization is highly motivated and energized to seize this once in a lifetime opportunity and welcome the Pathmark team into our great company.

                Thanks as always for listening and we're now pleased to take your questions. Operator, could you proceed with the question and answer session now?

Operator: Yes. Thank you very much, sir. Ladies and gentlemen, the question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone today, please make sure your mute function is turned off to allow your signal to reach our equipment. We will proceed in the order that you signal us and we'll take as many questions as time permits. Once again, please press star one on your touch-tone telephone to ask a question.

                We'll begin the question and answer session today with John Heinbockel with Goldman Sachs. Please go ahead, sir.

Simian Gutman: This is Simian Gutman for John. Can you please discuss how the banners will be split up geographically? And if any of them will completely disappear?

Eric Claus: This is Eric. There are no plans to eliminate any banners. For example, in the A&P portfolio is Waldbaum's, Food Emporium, or A&P. They will remain as such. We're more focused on format as opposed to banner and the Pathmark banner is not just a banner, we believe also gives us another format which is a higher volume more price sensitive or price effective model, number one, that we currently have in our portfolio.

Simian Gutman: And what about geographies?

Eric Claus: Geographies are good and as a matter of fact, we find that even in areas where we're close, we have stores that compete on the different models that we think should certainly help us when we get to the - get through the FTC process.

Simian Gutman: All right. And then, with respect to the adoption of mutual best practices, can you elaborate on what that entails for both sides? I know the IT will be rolled up into A&P's platform, but what are some other examples of some strengths on both sides?

Eric Claus: Well, this is, of course, we're very new in the process and we've got several months to work at this, with the folks at Pathmark. They certainly have some strengths, for example, the center store capabilities and their execution of center store is really excellent. And then, we have Fresh strategies that could compliment some of their strategies.

So I think the thing that we want to make sure is that we don't make some of the mistakes that A&P and others have done in the past decades in making acquisitions which is trying to, in our case, trying to A&Pize everything.

I think we'll try to execute like we did in our Fresh stores, as to take the best of what we could learn throughout our company and now this combined company, we've got to take the best of both and not make any assumptions that we're better at something just because we're on the acquiring end of the transaction.

Christian Haub: But some of the things we've learned, clearly, they have a very strong pharmacy program. They have tremendous penetration in that whole area and with that, of course, comes a very strong health and beauty aids business. Pathmark is very strong in the more urban inner city settings.

Clearly, when you look at their sales productivity which is amongst the highest in the whole country, there are a lot of things to learn, so of course, the whole price positioning, center store, execution, all of that are real strengths that we hope to transfer into our company, as well. So there's a lot of opportunities and as I think Eric mentioned, we have done a lot of work on the Fresh side and we'll spend a lot of time understanding their unique suppliers and what they are doing with - throughout parts of that business that will make this combination so compelling.

Simian Gutman: Ok and lastly, for Brenda, the $150 million of synergy that is gross of the $115 of cost that you mentioned, correct?

Brenda Galgano: That's correct.

Simian Gutman: OK. Thank you.

Operator: And ladies and gentlemen, once again, that is star one to ask a question and if you find that your question has already been answered, you may remove yourself from the queue by pressing the pound key.

We'll move onto our next question from Bryan Hunt with Wachovia. Please go ahead.

Bryan Hunt: Yes. Thank you. In the press release, you state that you're taking on the Pathmark cap leases. How about the notes? Do you plan assuming the Pathmarks notes?

Brenda Galgano: Yes. Those will be refinanced.

Bryan Hunt: So do you plan on calling those? Or will it be a one on one change in control?

Brenda Galgano: Well, we'll be calling those.

Christian Haub: They'll be calling theirs in. There's a change of control provision within those notes.

Bryan Hunt: Yes.

Christian Haub: And we will be tendering for those notes at the appropriate time.

Bryan Hunt: All right. Next question, you all have significant share within the New York metro area, pushing 30 percent according to metro market studies. Do you feel like you may have to divest any stores in particular neighborhoods? And if so, to what level?

Christian Haub: Well, this is - certainly, when you just look at the pure supermarket share, you can get to certain numbers and certain conclusions. We look at this market on a much broader basis where, as I'm sure you all know, food is not predominantly bought in just supermarkets anymore and with the advent of warehouse clubs and Wal-Mart and all kinds of other speciality formats, that that market is much more fragmented and I think we think that's particularly true here in the Northeast.

And so, I think this combination will, certainly, improve our position and we'll be able to more fully have offerings for all of the different consumer segments, some of which we are not, today, targeting as A&P.

Obviously, this will go through a review process with the FTC and with the different states and at this point, we'll go through those processes and see what the outcome is. But we believe that based on how the market really is defined today, that this is not creating any undue concerns.

Eric Claus: I would add on, also, that if you look at why this - a similar transaction with (inaudible) was basically made inoperable or not possible. If you look at the market today and look at food, supermarkets, as a percentage of market share, are significantly less than what they were at that time and therefore, if you look at our share within supermarkets, it really becomes a very minuscule share of the market. So we really believe it's a completely different day and the last thing I'd add on to that is that we have very differentiated formats that actually compliment each other in the marketplaces, they're not redundant.

Bryan Hunt: So it sounds like you all feel like if there is any divestitures, they're going to be minimal. Is that a fair statement?

Christian Haub: Well, I think we will see once the process is completed. This is going to be a fairly lengthy process and I don't think it's useful to speculate on any specifics.

Bryan Hunt: OK. Next, with regards to CNS, I mean you both source from CNS and according to market reports, some felt that the Pathmark contract was relatively expensive compared to yours. Is the Pathmark supply contract going to be re-examined? And when you look at your cost savings on that cost of goods sold line, is it a purchasing benefit or a logistics benefit is the biggest part of this savings on that cost of goods sold?

Eric Claus: It's Eric, it's both. And we certainly have intentions to sit down with the folks at CNS. There's - I'll just give you an example, if we both carry an - in artificial numbers, if we both carry 3,000 SKU's in private label and decide to merge our private label brands together, you can significantly reduce your number of SKU's or picking slots in warehouses. So there's a way to make the actual warehousing and distribution a lot more effective and there's also a way to make the logistical part of it which is the distribution to the source more effective and it's in the best interest of both CNS and ourselves to take this and really look at this whole package and work out a deal that's better for both sides.

Bryan Hunt: And is Yucaipa going to take an active role in terms of consulting and/or take an active role in the Board of A&P in the future?

Christian Haub: No. Yucaipa will not be directly represented on the A&P Board. There won't be any formalized agreement with the company. But I think it's fair to say that Ron Burkle and I have established a very strong relationship throughout this process. I think he is very experienced, very knowledgeable about the industry and we will, certainly, have an ongoing dialogue.

Bryan Hunt: All right. Thank you. I'll get back in the queue.

Operator: And moving on, we'll take our next question from Perry Caicco with CIBC World Markets. Please go ahead.

Perry Caicco: Yes. Good morning. Are there any stores in the combination that might be operationally redundant?

Christian Haub: We don't plan to eliminate any stores because their stores are, of course, highly productive and are very strong stores and the benefit of operating stores and targeting every store to the best of our abilities to it's individual market, we don't see a reason to eliminate stores.

Perry Caicco: OK. And Eric, you mentioned the possibility of some interchange between the banners and you also - I think you referred to Pathmark as - or the Pathmark source as somewhat of a third format. Just talk a little bit about what possibilities there are to shift banners around among the assets and also how the Pathmark stores specifically would be differentiated from a Fresh store.

Eric Claus: OK. Well, let me start, Perry, by just saying that we're going to have to take time to really analyze this and make sure we do the right thing to the people and (inaudible) in both formats. So I don't want to get anybody worried about a quick interchange of stores. But there's clearly some areas where we believe a new A&P Fresh store could be more productive and profitable and suit that particular neighborhood better than where an existing Pathmark store is.

And by that, I mean the Pathmark is bigger on center store, not quite as deep in Fresh and the types of services that we offer in the Fresh store.

Consequently, there's some A&P stores that are in some of the urban markets where clearly we don't have a strong enough price image and we don't have that center store presence and strategy that Pathmark does that really makes them so effective and their forward EBITDAs in some of those areas because of the volume that they drive are certainly much more significant than we would in those areas.

                So I think those combinations are great for the customers and also great for the people that work in the stores because you're talking about increasing the volume either - in both of those boxes.

Perry Caicco: But Eric, the Pathmark stores are, in general, much larger than the A&P stores. I mean how do you look at the, I guess, what would be from a Fresh format point of view, somewhat excess space?

Eric Claus: Yes. The average is probably about 15,000 feet bigger than what we do and actually, in our Fresh stores, there's a lot of departments that we would like to expand, that we would like to make bigger than what we have today. There's also - without going off the deep end, there's also general merchandise strategy that's - that could be employed there and as a matter of fact, Pathmark over the past couple of years has been building some of their own GM strategy quite successfully. And again, here's an example of where we can use some of their additional departments to fill in some of that extra space and make sure the whole box is productive.

Perry Caicco: OK. And one last question, I think, Brenda, you mentioned that you're going to ramp down on capital spending for a while, but once you come through that into, I guess, ‘08 and ‘09, have you formulated a capital spending plan specific to Pathmark? Or could you give us some idea of where your combined cap ex might be on a run rate basis down the road?

Brenda Galgano: Yes. I mean once we've ramped back up, the 2008 will be more in the - this is all subject to some fluctuation as we don't have certainty of day of close and all of that, but generally speaking, 2008 would be in the $250 million range and then, 2009 and beyond would be $300 million plus.

Perry Caicco: OK. That's good for now. Thanks.

Operator: And moving on, we'll take our next question from Karen Short with Friedman, Billings, & Ramsey. Please go ahead.

Karen Short: Hey, everyone. Congratulations.

Christian Haub: Thank you.

Eric Claus: Thanks.

Brenda Galgano: Thank you.

Karen Short: A couple just questions not to harp on this whole FTC issue, but and I know, I understand that it's a different market today, but when the FTC demanded that owner's divestiture requirements in 1999 or in 1998 or whatever with Pathmark and (inaudible), do you know what the combined market shares were for the companies in the markets that they needed to divest stores?

Christian Haub: No, no idea, and quite frankly, we just didn't want to go back into history and try to learn from it because the market has changed so dramatically in the last eight years in terms of different market participants, much larger representation of warehouse clubs. I mean this is one of the few markets in North America where all three warehouse club operators compete, not only Costco and Sam's, but BJ's on top of that.

If we look at the influx of new square footage by all kinds of retailers, Whole Foods, Trader Joe's, the presence of still strong independent chains that operate in the marketplace and then add to that the hundreds and hundreds of dollar stores that have now gotten into food and consumables, the drugstore chains that have consolidated in this market dramatically since 1999, I think you just can't compare those timesets any longer and therefore, our view of the market is based on really what's happening today, what do we see happening here going forward, and on that basis, look at a - the whole competitive environment.

Karen Short: Right. No, that makes sense. OK. But you guys are assuming that you will have to sell a number of stores?

Christian Haub: I think it's not, again, appropriate to get into that. I mean obviously we have made certain assumptions in the contract and once you go through that, you will see those assumptions, just to ensure you have yourself covered. But we will really need to see how the process goes and what the outcome is.

Karen Short: OK. Do you have any sense as to how long the FTC review should take? I mean you've done work kind of on your side, but...

Christian Haub: Well, we've disclosed in our press release that we expect the closing to occur during the second half of our fiscal year, so that gives you kind of an idea that we expect this process to take a certain amount of time.

Karen Short: OK. And if you do monetize some in Metro, what are the thoughts on whether it will be taxed? Or what are - are there tax implications to that?

Brenda Galgano: Karen, there would be some tax implications, but we have more than adequate NOL's to cover that. So from a cash perspective, there would be no cash associated with the tax payments, it would just be a slight utilization of our NOL's.

Karen Short: OK. And then, I guess just the last question, on the pension situation on the underfunded pensions, is there - are there any payments that may have to take place with this transaction? Or is that - just gets kind of rolled over?

Christian Haub: No, we don't anticipate any special payments or things like that.

Karen Short: OK. And then...

Brenda Galgano: The one thing I would say is and as noted in Pathmark's public filings, there are some LC's associated with the GHI liability and (inaudible) control, there is a requirement to increase the LC's associate, with that. But that is the only thing that would impact liquidity at all.

Karen Short: Do you know what the amount of the increase is off the top of your head?

Brenda Galgano: In the $20 to $30 million range.

Karen Short: OK. And I guess just the last question, do you have any sense - if you look at your management team now, Eric, or your whole team, do you think there are any gaps that you will be able to kind of fill with this acquisition? Or are there any gaps in general that you have a greater sense of urgency to fill?

Eric Claus: Well, obviously, part of what makes the large synergy number what it is, is the fact that there's a lot of administration that doesn't get duplicated, but we've - through the process, we've gotten to meet a lot of really good people at Pathmark and there's going to be some that will be interested, some that won't be interested to come for their own reasons.

And over the next several months as we go through the process, we'll get to see better who's interested, who is not and those positions that we do have available or that become available because of the creating of a new structure, they are certainly welcome - and they'll be welcome members of our team if there's room for them.

Karen Short: Do you have any sense if anyone from Pathmark's senior executive team are staying?

Eric Claus: That the...

Karen Short: Or coming over?

Eric Claus: That would be probably premature to talk about that now, Karen.

Karen Short: OK. And then just last question, Eric or I guess, Christian, could you maybe address or Brenda, could you address what level of leverage you would feel comfortable with going forward? Assuming pro forma numbers kind of thing? Like if you looked at debt to EBITDA, what is kind of an acceptable level?

Christian Haub: Well, I think our answer has always been that we want to have somewhat of a solid capital structure in place and for us, the outside limit has always been six times debt to EBITDA and ...

Brenda Galgano: That would be - yes, adjusted debt.

Christian Haub: Yes.

Karen Short: Right.

Christian Haub: And so, I don't think we'll even be at that level and as Brenda mentioned, the model anticipates debt paydown to begin the year after the integration is complete and so, we are very comfortable with the capital structure, how it will ultimately come together.

Karen Short: All right. Great. Thanks a lot.

Eric Claus: Thanks.

Operator: Moving on, we'll take our next question from Karen Howland with Lehman Brothers. Please go ahead.

Karen Howland: Good morning and congratulations on the transaction.

Christian Haub: Thank you.

Brenda Galgano: Thank you.

Karen Howland: I was wondering if you could talk a little bit about the condition of the Pathmark store base. I know A&P still has quite a few stores that have been underinvested in. Is it possible to kind of bucket Pathmark stores into how many stores have been invested in, in the past, I don't know, year to two years? Five to seven? And then above and beyond that?

Christian Haub: I don't think we have specific statistics to share with you today, but of course, we have reviewed every single store and had an assessment done and quite frankly, the store base is not in bad shape and Pathmark has throughout all of the years, continued to invest into their store base to have relatively modern equipment and good infrastructure. So I don't think there is a huge amount of kind of catch up capital that you would have to pour into those stores. I would say that probably on average their physical conditions of stores are probably better than ours. Now we've put a lot of capital in the last 12 to 18 months, so our store, particularly in the Northeast, is on an improving trend for sure and so we don't see this really as a significant issue.

Eric Claus: Yes. I would sort of categorize them as, let's start with A&P, that we had stores that were really, really in very, very bad shape. Very, very old stores that just needed a lot of work and then, we had some that were still a decent supermarket and then, we have our very invested in Fresh stores and I think most of the Pathmark stores sort of fit into that middle profile, whereas they haven't spent a lot of capital, but they've always been pretty judicious about spending enough capital to keep their stores in relatively good shopping condition and it looks like their equipment is in pretty good condition.

So overall, the combined company, if you look at it, is not in bad shape because there's no major bush fire going on that you would need some really, really quick action and well, like Brenda had mentioned, we will cut back a little bit in ‘07 our capital spend just so that we can focus on the integration. And then, we're going to ramp back up in 2008, 2009 and we'll also be very, very careful how we invest in the Pathmark stores, perhaps starting with what we know best which is markets where they underperformed may be better as a Fresh store and vice versa for our A&P stores.

Hope that ...

Karen Howland: Thank you so much for that color. Then, switching over to your non-core stores in the New Orleans and Michigan areas, any plans on what you're going to be doing with those stores?

Christian Haub: Yes. At this point, we have been focusing on putting this transaction together and so, really at this point, we have no specific plans about these markets. They are contributing positive EBITDA to the company so we are under no pressure to make any quick decisions there and that's about it.

Karen Howland: OK. Thanks very much. Brenda, the NOL's that you guys have, what level is that right now?

Brenda Galgano: As of the end of our third quarter, the level of NOL's was approximately $480 million in that range.

Karen Howland: And some of that will be used to offset the Metro tax implications, but other than that, that could be used immediately to offset any earnings that you guys have?

Brenda Galgano: Absolutely.

Karen Howland: OK. Great. And then, the Yucaipa stakes that they'll own in A&P, are they locked up at all?

Christian Haub: What do you mean with locked up?

Karen Howland: Can they sell the day after it closes, if they want to?

Christian Haub: I believe so.

Karen Howland: OK. Great. That was - that's all I had. Congratulations.

Christian Haub: Thanks.

Brenda Galgano: Thanks.

Eric Claus: Thanks.

Operator: We'll take our next question from Gary Giblen with Brean Murray. Please go ahead.

Gary Giblen: Hi, good morning, congratulations on the transaction.

Christian Haub: Thank you.

Brenda Galgano: Thank you.

Gary Giblen: You mentioned, previously, that it would take 18 to 24 months for the distribution and logistics and buying synergies to kick in. So why is that? Because it would seem as though that would be among the faster synergies.

Eric Claus: On the surface, it would look like that's something you do quickly, but you really have to go back and assess both companies' suppliers, methods of buying, who you're buying from, and work with those companies, also establish what their cost savings are over periods of time there because their logistical distributions change as opposed to shipping to two companies or shipping to one, their administrative and selling costs go down.

So typically, we've done a fair bit of analysis in the - we look at the transaction that happened between Metro and A&P and that's taken and is going very, very well and exceeding expectations very successful, but that they're into it now a year and a half and they're not complete with it. And we've looked at a couple of transactions that happened in the UK and also a major one in France and typically, that would be the time, 16 to 18 to 24 months, especially for the buying. The logistics can come a little bit quicker than that.

Gary Giblen: OK. I understand a lot better. Thanks. And then, is CNS flexible on actual pricing in the Pathmark part of the contract? Or is it more logistical things like the elimination of SKU's that you had mentioned, as an example previously?

Eric Claus: Well, I think it would be premature to speculate on something like that, what I can tell you though is that this is a big deal that's very, very good for CNS, as well as for us, and we really have to sit down and put all of our cards on the table and say, ‘Well, what does this new picture look like? And how do we make this new picture a better picture for both companies?' And - so I think, the short answer is I can't tell you for sure, but I think there's savings in all aspects of it.

Gary Giblen: Great. And then, on advertising on that part of the synergies, since you're consolidating banners, is the advertising savings from simply more advertising buying power or flexibility? Or just could you (inaudible) a little bit?

Eric Claus: That's where the most of it comes from, so for example, when we're negotiating paper costs for flyers because we go through truckloads and truckloads of paper, printing...

Christian Haub: Distribution...

Eric Claus: ... distribution, it's - all of sudden, it's a much, much bigger business that again you're dealing with one company, one point of focus. So there should be and historically, the transactions we've looked at also there are those types of synergies. So when we talk about synergies, we've done our homework to make sure that they really - they've happened in other companies prior to - try to work on them in this deal.

Gary Giblen: Sure. OK. I understand that better. And is your field organization currently large enough and have enough time on their plate enough to increase their load to do whatever you're going to do with Pathmark? Or do you have add people? Or retrain them? Or...

Eric Claus: There's no real increase or decrease in the load of the field people as field people, it's pretty standard within the industry that you have a district manager for so many districts. Pathmark has that in place. We have that in place. It's just to get our two groups together and again, pick the best practices of both and then sort of redraft what our operational policies are and our go-to-market strategies. We've got a lot to learn from them, they do some really great stuff in the inner markets. They probably have a few things they can learn from us. So - and it's also a great opportunity for people to - and for managers to interchange stores because it's great for managers to change stores, not to be in the same store for 10 -15 years. So we'll have a better base from which to work with.

                So there's no real up or down, there's just basically sideways motion when it comes to the people in the field.

Gary Giblen: Understood. And final question is on cap ex, you laid out, nicely, the gradual increase in cap ex from the initial reduction. So is the $350 million level, I guess, that was going to be the ‘09 level or so, is that a steady state dollar level? Or would it increase from there?

Brenda Galgano: Gary, just to clarify what I had said is in ‘08 that the number would be approximately $250 million ...

Gary Giblen: Right. Yes and ‘09 sounds like...

Brenda Galgano: ... and then, ‘09 $300 million plus.

Gary Giblen: Oh, OK. Sorry, I wrote down the wrong number. OK. So $300 plus about the steady state rate?

Brenda Galgano: Yes.

Gary Giblen: OK. Great. Thank you and good luck with the transaction.

Christian Haub: Thank you.

Eric Claus: Thank you.

Operator: And ladies and gentlemen, as a reminder if you have a question today, please press star followed by the digit one on your touch-tone telephone. Moving on, we'll take our next question from Jim Durran; he's with National Bank Financial. Please go ahead.

Jim Durran: Congratulations. Just wanted to go back to the Metro share sale and some other issues surrounding it. Metro is in the process of trying to get and develop stand alone IT systems for the A&P Canada business. Does that process have any interaction with the timing of the Pathmark IT systems integration?

Christian Haub: It actually does not and as you probably know, the plan is that by the end of the summer, Metro would be completed with that integration. We have every reason to believe that that will be accomplished on time and since we expect this transaction to close during the second half of our fiscal year, it's going to be actually great to have that project completed so then our IT organization can shift their focus from the ongoing support of the Canadian integration to the integration of Pathmark. So absolutely no concerns. I mean timing is - will work very well.

Jim Durran: And can you share with us your thinking as to why you wanted to liquidate part of the Metro stake?

Christian Haub: Well, I think we have seen a tremendous increase in the value of our Metro stake over the last year and a half as the integration of A&P Canada has gone better than anticipated. And looking at the value creation potential of this transaction, which of course for A&P is tremendous and then you start assessing what value creation do you anticipate from your Metro investment and what is the right capital structure and how do you bring all of that into a balance that you are comfortable with led to the conclusion that it probably makes sense for us to reduce our stake in Metro, as much as we completely believe in the strategy and the management team and their execution and we will hold on to a large part of our investment to benefit from that outside going forward. But in total, taking everything into consideration, it makes sense for us to realize some of the value increase we have achieved.

Jim Durran: Great. Thanks, Christian.

Operator: And we'll take our final question from Lionel Innocent with Pali Capital. Please go ahead.

Matthew Pilkington: Hi, my name is Matthew Pilkington, my colleague here is Lionel Innocent and I just - a couple of brief questions. One is I know that Yucaipa had $15 warrants and wondering how those might be treated in the take out? And there are also some public warrants which are around $22 strike and how they are being treated? And I'm sorry, I did join the call late and I was just wondering whether also you could just tell the full year EBITDA for 2006 for Pathmark.

Christian Haub: The full year EBITDA numbers have not been disclosed yet, so we are not in the position to do that. And the warrants that are outstanding that have a right to be converted into Pathmark shares will be exchanged for new warrants in A&P exchangeable for A&P shares at essentially the same terms, in terms of using the same conversion ratio and so, their number of warrants get adjusted, their strike price gets adjusted to reflect the same value that the transaction is being made at.

Matthew Pilkington: Right. What do you do with the $9 cash part which would really be worthless right now to an out of the money warrant? Is that - is it considered ...

Christian Haub: That doesn't get considered for the warrants.

Matthew Pilkington: So you just only consider the equity portion?

Christian Haub: No. You take the conversion ratio of the Pathmark transaction value in relation to the A&P stock price that is being used, you will find it all in the details of the agreements that are being filed today.

Matthew Pilkington: Thank you. All right. Thank you.

Operator: Mr. Moss, at this particular time, there are no further questions from the phone audience. I will turn it back over to you for any closing remarks.

William Moss: OK. Thanks, everyone. Appreciate you all calling in today and taking an interest in the transaction and we look forward to speaking with you on our next conference call. Thank you.

Eric Claus: Thank you.

Operator: And that does conclude today's presentation. We thank you very much for your participation. You may now disconnect. Have a great day.

END